Exhibit 10.7.1

February 19, 2013

Mr. Mark Pearson

AXA Financial, Inc.

1290 Avenue of the Americas, 16th floor

New York, New York 10104

Dear Mr. Pearson:

This letter confirms our understanding regarding your waiver of certain tax gross-up benefits contained in Section 12 of your employment agreement dated March 9, 2011 (the “Agreement”). Please confirm your acceptance of the terms of this letter by signing below.

As you know, Section 12 of the Agreement states that you will receive a full tax gross-up due to any imputed income from the following benefits provided under Section 6 of the Agreement:

•	Executive Car and Driver

•	Financial Counseling

•	Parking, Club Memberships, Physical Exams

•	Excess Liability Insurance

•	Trips to United Kingdom

•	Expatriate Tax Services

•	Company Car

•	Repatriation

For purposes of this letter, these benefits, excluding the Repatriation benefit, are collectively called the “Section 6 Benefits.”

By signing below, you irrevocably relinquish and waive any and all rights and entitlements to any tax gross-up payments related to Section 6 Benefits provided to you after 2012. As consideration for your waiver, the company will increase your minimum base salary as set forth in Section 5(a) of the Agreement to $1,225,000, effective February 11, 2013.

Sincerely,

AXA FINANCIAL, INC.

By:	/s/ Andrew Mcmahan
Andrew Mcmahan Senior Executive Vice President President, Financial Protection and Wealth Management

AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ Andrew Mcmahan
Andrew Mcmahan President

ACCEPTED AND AGREED TO:

/s/ Mark Pearson
Mark Pearson